Exhibit 2.1

DESCRIPTION OF SECURITIES

The following description of the material terms of the Ordinary Shares includes a summary of the specified terms of the Constitution and of applicable Australian law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Australian law that have not become effective as per the date of this Annual Report. The description is qualified in its entirety by reference to the complete text of the Constitution, which is attached as Exhibit 2.1 to this Annual Report. We urge you to read the full text of the Constitution.

Share Capital

We have 10,711,059 Ordinary Shares issued and outstanding as of the date of this Annual Report.

Our board of directors may determine the issue prices and terms for the Ordinary Shares or other securities of our company, and may further determine any other provisions relating to such issue of Ordinary Shares or other securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

Our Ordinary Shares are not redeemable and, upon the conversion of the Company into a public company, do not have any preemptive rights.

Meetings of Shareholders and Voting Rights

Under Australian law, we are required to hold an annual general meeting at least once every calendar year and within five months after the end of each financial year. All meetings, other than the annual general meeting of shareholders, are referred to in the Constitution as “general meetings.” Our board of directors may call general meetings of our shareholders whenever it sees fit, at such time and place, as it may determine. In addition, our board of directors is obliged to call a general meeting, if requested to do so, by our shareholders with at least 5% of votes that may be cast at the general meeting.

At a general meeting of our company, every shareholder of our company present in person or by proxy, attorney or representative, has one vote on a show of hands and, on a poll, one vote for each Ordinary Share held. On a poll, every shareholder of our company (or his or her proxy, attorney or representative) is entitled to one vote for each fully paid Ordinary Share held and, in respect of each partly paid Ordinary Share, is entitled to a fraction of a vote equivalent to the proportion in which the amount paid up (not credited) on that partly paid Ordinary Share bears to the total amounts paid and payable (excluding amounts credited) on that Ordinary Share. The chairperson does not have a casting vote.

Dividends

Subject to the Corporations Act, the Constitution and any special terms and conditions of issue, our board of directors may, from time to time, resolve to pay a dividend or declare any interim, special or final dividend as, in their judgment, the financial position of our company justifies and subject to applicable rules.

Our board of directors may fix the amount, time and method of payment of the dividends. The payment, resolution to pay, or declaration of a dividend does not require any confirmation by a general meeting.

The Constitution contains a provision allowing our board of directors, on the terms and conditions they think fit, to establish, amend, suspend or terminate a dividend reinvestment plan (under which the whole or any part of any dividend or interest due to members may be applied in subscribing for Ordinary Shares).

Notices

Every shareholder of our company is entitled to receive notice of and, except in certain circumstances, attend and vote at our general meetings and to receive all notices, accounts and other documents required to be sent to our shareholders under the Constitution, the Corporations Act. Under the Corporations Act, at least 21 days’ notice of meeting must be given to our shareholders. While we are listed on the Nasdaq Capital Market, or Nasdaq, notice must be given within any time limits prescribed by the Nasdaq rules.

Transfer of Our Ordinary Shares

Subject to the Constitution and to any restrictions attached to any Ordinary Share or classes of shares, our Ordinary Shares may be transferred by DTC transfer or by written transfer in any usual form or in any form approved by our board of directors and permitted by the Corporations Act. Our board of directors may, in circumstances permitted by the Constitution, declines to register a transfer of Ordinary Shares. If our board of directors decline to register a transfer, we must give the party lodging the transfer written notice of the refusal and the reason for refusal.

Issue of Our Ordinary Shares

Subject to the Constitution and the Corporations Act and any special rights conferred on the holders of any shares or class of shares, our board of directors may issue shares, reclassify or convert shares, cancel or otherwise dispose of shares, or grant options over unissued shares to any person and they may do so at such times and on the conditions they think fit. The shares may be issued with preferred, deferred or special rights, or special restrictions about dividends, voting, return of capital, participation in the property of our company on a winding up or otherwise as our board of directors see fit.

Issue of Preference Shares

We may issue preference shares, including preference shares which are, or at the option of us or a holder are, liable to be redeemed or converted into Ordinary Shares. The rights attaching to preference shares are those determined by the board. All preference shares issued by the company confer on the holders of those preference shares the same rights as holders of Ordinary Shares to receive notices, reports and accounts and to attend general meetings of the company. The right to vote of the holder of preference shares is subject to the Constitution and other terms determined by the board.

Winding Up

If we are wound up, then subject to the Constitution and to the rights or restrictions attached to a class of shares, any surplus assets must be divided among our shareholders in proportion to the shares held by them (irrespective of the amounts paid or credited as paid on the shares), less any amounts which remain unpaid on these shares at the time of distribution.

Variation of Class Rights

Subject to the Corporations Act and the terms of issue of a class of shares, wherever the capital of our company is divided into different classes of shares, the rights attached to any class of shares may be varied with:

●	the written consent of the holders of at least 75% of the shares issued in the particular class; or

●	the sanction of a special resolution passed at a separate meeting of the holders of shares in that class.

Our Board of Directors — Appointment and Retirement

Under the Constitution, the number of our board of directors shall be a minimum of three (3) directors and a maximum of nine (9) directors or such number as we resolve to authorize at a general meeting. Our directors are elected or re-elected by resolution by our shareholders at our general meetings.

Our board of directors may also appoint a director to fill a casual vacancy on our board or in addition to the existing directors, who will then hold office until our next annual general meeting and is then eligible for election at that meeting. No director of our company may hold office without re-election for more than five years or past the fifth annual general meeting following the meeting at which the director was last elected or re-elected (whichever is later).

Our Directors — Voting

Questions arising at a meeting of our board of directors will be decided by a majority of votes of the directors present at the meeting and entitled to vote on the matter. In the case of an equality of votes on a resolution, the Chair of the meeting has a second or casting vote.

A written resolution of our board of directors may be passed without holding a meeting, if all directors have been given notice of that resolution and a majority of all of our directors sign or assent to the resolution(other than our directors permitted not to vote on the resolution in accordance with the terms of the Constitution).

Powers and Duties of Our Directors

Our board of directors is responsible for managing our business and may exercise all the powers of us, which are not required by law or by the Constitution, to be exercised by us in general meeting.

Indemnification of Directors and Officers

We, to the extent permitted by law, must indemnify each person who is a current or former director of our company, officer or secretary of our company, and such other officers or former officers of our company as our directors in each case determine, against any losses or liability incurred by that person as an officer of our company.

We, to the extent permitted by law, may enter into and pay premiums on a contract insuring any person who is a current or former director of our company, officer or secretary of our company, and such other officers or former officers of our company as our directors in each case determine, against any liability incurred by the person as an officer or auditor of our company.

Amendment

The Constitution may only be amended in accordance with the Corporations Act, which requires a special resolution passed by at least 75% of our shareholders present (in person or by proxy, attorney or representative) and entitled to vote on the resolution at a general meeting of our company. Under the Corporations Act, we must give at least 21 days’ written notice of our intention to propose a resolution as a special resolution.

Takeover Provisions

The takeover provisions in Chapter 6 of the Corporations Act restrict acquisitions of shares in listed companies, and unlisted companies with more than 50 members, if the acquirer’s (or another party’s) relevant interest in voting shares would increase to above 20%, or would increase from a starting point that is above 20% and below 90%, unless certain exceptions apply.

Certain Disclosure Obligations

Under our Constitution, we are subject to continuous disclosure obligations under the Corporations Act. This requires us to disclose on our website located at www.gelteq.com and to the ASIC information not generally available that a reasonable person would expect to have a material effect on the price or value of its securities. We take all actions necessary to comply with our continuous disclosure obligations under the Corporations Act.

Reporting Under Australian Law

Under our Constitution, we are subject to financial reporting obligations under the Corporations Act. This requires us to prepare, audit and lodge with ASIC half-year and annual reports.

Periodic Reporting Under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq listing standards. Subject to certain exceptions, the Nasdaq listing rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of Nasdaq.

Additionally, because we qualify as a “foreign private issuer” under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

(i)	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

(ii)	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

(iii)	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

(iv)	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating of financial results and material events will also be furnished to the SEC on Form 6-K.

Certain Insider Trading and Market Manipulation Laws

Australian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

We have adopted an insider trading policy. This policy provides, among other things, rules on transactions by members of our board of directors and our employees in our Ordinary Shares or in financial instruments, the value of which is determined by the value of the shares.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g. derivatives). Thus, our board of directors, officers and other employees may not purchase or sell shares or other securities of our company when he or she is in possession of material, non-public information about our company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about our company.

Australia

The Australian securities laws generally prohibits any person from trading in a financial product while in possession of information which is not generally available and, if it were, would be likely to have a material effect on the price or value of the financial product. The insider trading laws cover not only those who trade based on material, non-public information, but also those who directly or indirectly communicate material non-public information to someone who they think might trade, enter into agreements to trade or get another person to trade. A “financial product” includes not only equity securities, but any financial product (e.g., derivatives, debentures). Thus, our board of directors, officers and other employees may not purchase or sell shares or other securities of our company when he or she is in possession of material, non-public information about our company(including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about our company.

Differences in Corporate Law

The rights of our shareholders and the responsibilities of the members of our board of directors under Australian law are different from those applicable to a corporation incorporated in the State of Delaware. Set forth below are the material differences between the Corporations Act and other relevant Australian corporate law and the Delaware General Corporation Law and other relevant Delaware law with respect to rights of our shareholders and the responsibilities of the members of our Board. The comparison below is provided in summary form and is not an exhaustive statement of all relevant laws, rules and regulations.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
Share capital	Australian law does not contain any concept of authorized capital or par value per share. The number and issue price of shares is set by our directors collectively as a board at the time of each issue.	Under the Delaware General Corporation Law (“DGCL”), a corporation may issue one or more classes of stock or one or more series of stock within any class thereof, any or all of which classes may be of stock with par value or stock without par value with any such issuance of shares of common stock limited by an authorized capital stock set out in such corporation’s certificate of incorporation.

Share buy-backs	Under the Corporations Act, a company may buy back its shares. The procedure, which may include shareholder approval, depends on the type of the buy-back and the quantity of shares subject to the buy-back. Share buy-backs must not materially prejudice the company’s ability to pay its creditors. A company cannot hold its own shares for more than 12 months directly or indirectly including after a buy-back.

The DGCL generally permits corporations to purchase or redeem its outstanding shares out of funds legally available for that purpose without obtaining shareholder approval, provided that:

●   the capital of the corporation is not impaired;

●  such purchase or redemption would not cause the capital of the corporation to become impaired;

●   the purchase price does not exceed the price at which the shares are redeemable at the option of the corporation; and

●  immediately following any such redemption, the corporation shall have outstanding one or more shares of one or more classes or series of stock, which shares shall have full voting powers.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
Variation of class rights	The rights and privileges attached to any class of shares may generally only be varied with the written consent of holders of 75% of the issued shares of the affected class or by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote at a meeting of the holders of the issued shares of the affected class.

Under the DGCL, any amendment to a corporation’s certificate of incorporation requires approval by holders representing a majority of the outstanding shares of a particular class if that amendment would:

●  increase or decrease the aggregate number of authorized shares of that class:

●   increase or decrease the par value of the shares of that class; or

●   alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If an amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to adversely affect that series without adversely affecting the entire class, then only the shares of the series so affected shall be considered a separate class and entitled to such separate class approval of the proposed amendment.

Under the DGCL, amendments to a corporation’s certificate of incorporation also generally require:

●   a board resolution recommending the amendment; and

●  approval of a majority of the outstanding shares entitled to vote and a majority of the outstanding shares of each class entitled to vote.

Number of directors

Public companies in Australia must have:

●   no fewer than three directors (not counting alternate directors), at least two of whom are ordinarily resident in Australia; and

●   at least one company secretary ordinarily resident in Australia.

Under the DGCL, the board of directors of a corporation shall consist of 1 or more members. The number of directors shall be fixed by, or in the manner provided in, the corporation’s bylaws or certificate of incorporation.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
Payment of dividends

The Corporations Act provides that a company must not pay a dividend unless:

●   its assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; and

●   the dividend is fair and reasonable to the company’s shareholders as a whole; and

●  the payment of the dividend does not materially prejudice the company’s ability to pay its creditors.

Under the DGCL, a corporation’s board of directors is permitted to declare and pay dividends to stockholders either:

●  out of the corporation’s surplus, which is defined as the net assets less statutory capital; or

●   if no surplus exists, then out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference on distribution of assets.

Removal of directors	Under the Corporations Act, a director may only be removed by resolution at a general meeting of our shareholders. A notice of intention to move the resolution must generally be given to the Company at least two months before the meeting is to be held.	The DGCL provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock, or of a single class, entitled to vote generally in the election of directors, voting together as a single class.

Directors’ duties

Under Australian law, directors have a wide range of both general law and statutory fiduciary duties, including duties to:

●   act in good faith in the best interests of the company as a whole;

●  act for a proper purpose; not improperly use information or their position;

●   exercise care, skill and diligence; and

●   avoid actual or potential conflicts of interest.

Under Delaware law, the directors of a corporation have fiduciary obligations, including the duty of care and the duty of loyalty.

The duty of care requires directors to inform themselves of all reasonably available material information before making business decisions on behalf of the corporation and to act with requisite care in discharging their duties to the corporation.

The duty of loyalty requires directors to act in good faith and in the corporation’s best interests.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
Related party transactions

The Corporations Act prohibits the board from giving related parties (including any director) a financial benefit unless:

●   it falls within an applicable exception;

●   shareholder approval is given in accordance with the Corporations Act; and

●  the benefit is given within 15 months after such approval.

Under the DGCL, no contract or transaction between a corporation and one or more of its directors, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors are directors or officers, or have a financial interest, will be void or voidable solely for that reason, or solely because the relevant director is present at or participates in the corporation’s board or committee meeting that authorizes the contract or transaction, or solely because the vote of the relevant director is counted for that purpose, if:

●  the material facts as to the director’s relationship or interest, and as to the contract or transaction, are disclosed or known to the corporation’s board or committee, and the corporation’s board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

●   the material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed or known to the corporation’s stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

●   the contract or transaction is fair to the corporation as of the time that it is authorized, approved or ratified by the corporation’s board, committee or stockholders.

Right to call meetings	Under the Corporations Act, shareholders with at least 5% of the votes that may be cast at a general meeting may call and arrange to hold a general meeting. The meeting must be called in the same way in which general meetings of the company may be called, including the dispatch of a notice of meeting including the matters to be voted upon. The shareholders calling the meeting must pay the expenses of calling and holding the meeting.	The DGCL states that each corporation shall hold an annual meeting of shareholders and that only the board of directors has the right to call a special meeting of shareholders, unless either the corporation’s certificate of incorporation or bylaws provides otherwise.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. The request must be made in writing, state any resolution to be proposed at the meeting, be signed by the shareholders making the request and be given to the company. The board of directors must call the meeting not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

Quorum	Under the Corporations Act, the presence of two shareholders at all times during the meeting constitutes a quorum for a general meeting. The constitution of the company may increase this default requirement.	Under the DGCL, the default rule is that a quorum consists of a majority of the shares entitled to vote, present in person or represented by proxy. A company’s organizational documents may alter this default requirement, but may not lower it to less than one-third of the shares entitled to vote at the meeting.

Written Consent	Under the Corporations Act, shareholders of a public company in Australia are not permitted to approve corporate matters by written consent.	Under the DGCL, any action required to be taken at an annual or special meeting by stockholders may be taken without a meeting if consent in writing is signed by holders in the amount necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Shareholder resolutions

The Corporations Act requires certain matters to be resolved by a company by special resolution (passed by at least 75% of the votes cast by shareholders entitled to vote), including:

●   the change of name of the company;

●   a selective reduction of capital or selective share buy-back; the conversion of the company from one type or form to another;

●   a decision to wind up the company voluntarily; and

●   modification or repeal of the company’s constitution.

The DGCL contains no concept of special resolutions.

The DGCL requires the approval of a majority of all votes entitled to be cast by a corporation’s stockholders for specified actions including:

●   dissolution of the corporation;

●   most mergers or consolidations; and

●  amendments to the corporation’s certificate of incorporation.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
Minority shareholder protections/relief from oppression

Under the Corporations Act, any shareholder of a company can apply for an order from the court in circumstances where the conduct of the company’s affairs, or any actual or proposed act or omission or resolution is either:

●   contrary to the interests of shareholders as a whole; or

●  oppressive to, unfairly prejudicial to, or unfairly discriminatory against, any shareholders in that capacity or any other capacity.

Former shareholders can also bring an action if it relates to the circumstances in which they ceased to be a shareholder.

The court may make any order that it considers appropriate in relation to the circumstances and the company including, among other things, an order that the company be wound up, that the Constitution be modified or repealed, or that a person is required to do a specified act.

The DGCL contains no equivalent statutory provisions. However, Delaware law may provide judicial remedies to stockholders in certain comparable circumstances.

Takeovers and takeovers defenses

The Corporations Act restricts the acquisition by any person of a “relevant interest” in issued “voting shares” in a company under a transaction where, as a result of the acquisition, that person or someone else’s “voting power” in the company increases from 20% or below to more than 20% or from a starting point that is above 20% and below 90%. The takeovers prohibition is subject to a number of exceptions detailed in the Corporations Act. These exceptions include, for example, an acquisition:

●   of not more than 3% of the voting shares during any six-month period;

●   made with shareholder approval;

●   made under a takeover bid; or

●   resulting from a scheme of arrangement undertaken in accordance with the Corporations Act and approved by the court.

Any takeover bid must treat all shareholders alike, must not involve any collateral benefits and must comply with the timetable, disclosure and other requirements set out in the Australian Corporations Act.

The DGCL provides that if a holder acquires 15% or more of a corporation’s voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder (an “Interested Holder”), the corporation is prohibited from engaging in any business combination with the Interested Holder for a period of three years following the time the holder became an Interested Holder.

Such business combinations include (a) certain mergers or consolidations with the Interested Holder or entities affiliated with the Interested Holder, (b) certain sales, leases, exchanges, pledges, transfers or other dispositions of the corporation’s assets to the Interested Holder, which assets have an aggregate market value equal to 10% or more of either all of the assets of the corporation or all of the outstanding stock of the corporation and (c) certain transactions which result in the issuance or transfer by the corporation or by any direct or indirect majority owned subsidiary of the corporation, to the Interested Holder, of any stock of the corporation or of such subsidiary.

ITEM	AUSTRALIAN CORPORATIONS ACT	DELAWARE GENERAL CORPORATION LAW
Winding up	Under the Corporations Act, a company can be wound up voluntarily by the shareholders by special resolution (i.e., passed by at least 75% of the votes cast by shareholders entitled to vote) in circumstances where the directors give a statutory declaration of solvency for such winding up. If the directors do not give a statutory declaration of solvency, a creditors’ voluntary winding up can commence by the shareholders passing a special resolution. Any surplus after payment of debts and interest will go to the shareholders according to the rights attached to their shares.

The DGCL permits the board of directors to authorize the dissolution of a corporation if:

●   a majority of the directors in office adopt a resolution to approve such dissolution at a meeting called for that purpose;

●   holders of a majority of the issued and outstanding shares entitled to vote on the matter adopt a resolution to approve dissolution at a stockholders’ meeting called for that purpose; and

●   a certificate of dissolution is filed with the Delaware Secretary of State.

The DGCL also permits stockholders to authorize the dissolution of a corporation without board action if:

●   all of the stockholders entitled to vote on the matter provide written consent to dissolution; and

●   a certificate of dissolution is filed with the Delaware Secretary of State.